Exhibit 99.1

United Provides Additional Update on Health Status of
CEO Oscar Munoz

CHICAGO, Jan. 7, 2016 — United Airlines today announced that Oscar Munoz, the company’s president and CEO, is currently recovering well following the heart transplant he received on Jan. 6, 2016. He is still expected to return from his previously announced medical leave at the end of the first quarter or the beginning of the second quarter of 2016. Brett J. Hart will continue as the acting CEO until Munoz’s return.

In a letter to employees on Nov. 5, 2015, Munoz stated that he expected to return full time in the first quarter of 2016.  Since his heart attack on Oct. 15, 2015, Munoz has been progressing well, with the assistance of an implanted medical device.  A transplant was considered to be preferable to long-term reliance on the implanted device and was not the result of a setback in his recovery. Munoz had been cleared to return to work prior to the transplant. Since early December, Munoz had been gradually resuming company-related activities in collaboration with Hart, visiting with employees, and participating in meetings at the company’s headquarters.

Dr. Duc Pham, MD, Director of the Northwestern Medicine Heart Transplant Program commented, “The surgical team was quite pleased with how the procedure went.  The patient’s early course has been excellent, and the transplanted heart is functioning very well.  We are very optimistic about his prospects for a complete recovery.”

“Given Mr. Munoz’s excellent physical condition and the rapid pace of his recovery prior to the transplant, we expect a quick recovery and a return to his duties as CEO” said Patrick M. McCarthy, MD, Chief of Cardiac Surgery for Northwestern Medicine.

“We wish Oscar well as he progresses on his road to recovery and we look forward to his expected return,” said Henry L. Meyer III, non-executive chairman of the board of directors. “We take comfort in the prognosis for Oscar’s full recovery, based both on the report from his medical team and what we have learned about transplants from our own consulting cardiologist. We will, of course, be monitoring Oscar’s progress closely and both his and the board’s focus will be on the best interests of our shareholders. In the meantime, the board is working closely with Brett and the full executive team to continue delivering on our commitments to customers and employees.”

“I want to assure all of our customers, employees and partners that as Oscar completes his recovery, we remain focused on leading the company forward and implementing Oscar’s strategic vision,” said acting CEO, Hart.

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 352 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer E175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release, particularly with regard to our expectation regarding Munoz’s prognosis and return from his heart transplant, are forward-looking and thus reflect our current expectations and beliefs. Such forward-looking statements are and will be subject to many risks and uncertainties.